UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[   ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Name and Address of Reporting Person*

    Hurst,                           Robert              J.
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   (Last)                           (First)             (Middle)
    c/o Goldman, Sachs & Co.
    85 Broad Street
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                                    (Street)

    New York,                        New York             10004
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

    V. F. Corporation
    (VFC)
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4. Statement for Month/Day/Year

    November 18, 2002
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


               -------------------------------------------

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

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

====================================================================================================================================
                              Table I -- Non-Derivative Securities Acquired, Disposed of,                                          |
                                                 or Beneficially Owned                                                             |
====================================================================================================================================
                          |            |          |           |                                |5.            |6.       |          |
                          |            |          |           | 4.                             |Amount of     |Owner-   |          |
                          |            |          |           | Securities Acquired (A) or     |Securities    |ship     |          |
                          |            |2A.       |3.         | Disposed of (D)                |Beneficially  |Form:    |7.        |
                          |2.          |Deemed    |Transaction| (Instr. 3, 4 and 5)            |Owned         |Direct   |Nature of |
                          |Transaction |Execution |Code       | -------------------------------|Following     |(D) or   |Indirect  |
1.                        |Date        |Date, if  |(Instr. 8) |               | (A) |          |Reported      |Indirect |Beneficial|
Title of Security         |(Month/Day/ |any(Month/|-----------|     Amount    | or  |  Price   |Transactions  |(I)      |Ownership |
(Instr. 3)                |Year)       |Day/Year) | Code  | V |               | (D) |          |(Instr. 3 & 4)|(Instr.4)|(Instr. 4)|
-----------------------------------------------------------------------------------------------------------------------------------|
                          |            |          |       |   |               |     |          |              |         |          |
Common Stock              |            |          |       |   |               |     |          |     4,000    |    D    |          |
-----------------------------------------------------------------------------------------------------------------------------------|
                          |            |          |       |   |               |     |          |              |         |          |
Common Stock              |  11/18/02  |          |   P   |   |     1,100     | A   |  $37.75  |              |    I    |   01,02  |
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                          |            |          |       |   |               |     |          |              |         |          |
Common Stock              |  11/18/02  |          |   P   |   |       600     | A   |  $37.74  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                          |            |          |       |   |               |     |          |              |         |          |
Common Stock              |  11/18/02  |          |   P   |   |       100     | A   |  $37.77  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                          |            |          |       |   |               |     |          |              |         |          |
Common Stock              |  11/18/02  |          |   P   |   |       400     | A   |  $37.71  |              |    I    |   01,02  |
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                          |            |          |       |   |               |     |          |              |         |          |
Common Stock              |  11/18/02  |          |   P   |   |       400     | A   |  $37.73  |              |    I    |   01,02  |
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                          |            |          |       |   |               |     |          |              |         |          |
Common Stock              |  11/18/02  |          |   P   |   |       300     | A   |  $37.70  |              |    I    |   01,02  |
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                          |            |          |       |   |               |     |          |              |         |          |
Common Stock              |  11/18/02  |          |   P   |   |       200     | A   |  $37.69  |              |    I    |   01,02  |
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                          |            |          |       |   |               |     |          |              |         |          |
Common Stock              |  11/18/02  |          |   P   |   |       800     | A   |  $37.72  |     3,900    |    I    |   01,02  |
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                          |            |          |       |   |               |     |          |              |         |          |
Common Stock              |            |          |       |   |               |     |          |       400    |    I    |     03   |
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                          |            |          |       |   |               |     |          |              |         |          |
Common Stock              |            |          |       |   |               |     |          |       400    |    I    |     04   |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

FORM 4 (continued)

====================================================================================================================================
                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                 |
                            (e.g., puts, calls, warrants, options, convertible securities)                                         |
====================================================================================================================================
               |      |        |    |      |            |                 |                       |        |9.       |10.   |      |
               |2.    |        |    |      |            |                 |                       |        |Number   |Owner-|      |
               |Con-  |        |    |      |            |                 |                       |        |of       |ship  |      |
               |ver-  |        |3A. |      |            |                 |                       |        |Deriv-   |of    |      |
               |sion  |        |De- |      |5.          |                 |7.                     |        |ative    |Deriv-|11.   |
               |or    |        |emed|      |Number of   |                 |Title and Amount       |        |Secur-   |ative |Nature|
               |Exer- |        |Exe-|      |Derivative  |6.               |of Underlying          |8.      |ities    |Secur-|of    |
               |cise  |        |cu- |4.    |Securities  |Date             |Securities             |Price   |Bene-    |ity:  |In-   |
               |Price |3.      |tion|Trans-|Acquired (A)|Exercisable and  |(Instr. 3 and 4)       |of      |ficially |Direct|direct|
               |of    |Trans-  |Date|action|or Disposed |Expiration Date  |-----------------------|Deriv-  |Owned    |(D) or|Bene- |
1.             |Der-  |action  |if  |Code  |of (D)      |(Month/Day/Year) |             |Amount   |ative   |Following|In-   |ficial|
Title of       |iva-  |Date    |any,|(Instr|(Instr. 3,  |-----------------|             |or       |Secur-  |Reported |direct|Owner-|
Derivative     |tive  |(Month/ |(MM/|8)    |4 and 5)    |Date    |Expira- |             |Number   |ity     |Trans-   |(I)   |ship  |
Security       |Secu- |Day/    |DD/ |------|------------|Exer-   |tion    |             |of       |(Instr. |action(s)|(Instr|(Instr|
(Instr. 3)     |rity  |Year)   |YY) |Code|V| (A)  | (D) |cisable |Date    |Title        |Shares   |5)      |(Instr.4)|4)    |4)    |
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
Stock Option   |      |        |     |   | |      |     |        |        |             |         |        |         |      |      |
(right to buy) |$40.90|        |     |   | |      |     |02/15/03|02/14/12|Common Stock |  4,800  |        |  4,800  |   D  |      |
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Stock Option   |      |        |     |   | |      |     |        |        |             |         |        |         |      |      |
(right to buy) |$35.40|        |     |   | |      |     |02/06/02|02/05/11|Common Stock |  4,800  |        |  4,800  |   D  |      |
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Stock Option   |      |        |     |   | |      |     |        |        |             |         |        |         |      |      |
(right to buy) |$26.20|        |     |   | |      |     |02/08/01|02/07/10|Common Stock |  4,800  |        |  4,800  |   D  |      |
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Stock Option   |      |        |     |   | |      |     |        |        |             |         |        |         |      |      |
(right to buy) |$43.20|        |     |   | |      |     |02/09/00|02/08/09|Common Stock |  4,800  |        |  4,800  |   D  |      |
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Stock Option   |      |        |     |   | |      |     |        |        |             |         |        |         |      |      |
(right to buy) |$43.30|        |     |   | |      |     |02/10/99|02/09/08|Common Stock |  4,800  |        |  4,800  |   D  |      |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option   |      |        |     |   | |      |     |        |        |             |         |        |         |      |      |
(right to buy) |$34.10|        |     |   | |      |     |06/03/97|12/02/06|Common Stock |  4,800  |        |  4,800  |   D  |      |
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Stock Option   |      |        |     |   | |      |     |        |        |             |         |        |         |      |      |
(right to buy) |$26.00|        |     |   | |      |     |06/05/96|12/04/05|Common Stock |  4,200  |        |  4,200  |   D  |      |
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Stock Option   |      |        |     |   | |      |     |        |        |             |         |        |         |      |      |
(right to buy) |$24.00|        |     |   | |      |     |06/06/95|12/05/04|Common Stock |  3,600  |        |  3,600  |   D  |      |
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Phantom Stock  |1-for-|        |     |   | |      |     |        |        |             |         |        |         |      |      |
Units          |  1   |        |     |   | |      |     |   05   |   05   |Common Stock |9,871.105|        |9,871.105|   D  |      |
====================================================================================================================================

Explanation of Responses:

01: The Reporting Person is a managing director of Goldman, Sachs & Co. ("Goldman Sachs"). The Reporting Person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

02: The securities reported herein as indirectly purchased were purchased by Goldman Sachs as part of baskets which did not meet the requirements for exemption as outlined by the Securities and Exchange Commission. These securities are beneficially owned directly by Goldman Sachs. Without admitting any legal obligation, Goldman Sachs will remit appropriate profits, if any, to the Company.

03: The shares reported herein as indirectly owned are held by Fern Karesh Hurst, Tstee. UTD 12/17/86 FBO Alexander Brian Hurst.

04: The shares reported herein as indirectly owned are held by Fern K. Hurst, Tstee. UTD. 12/17/86 FBO Amanda Kate Hurst.

05: The phantom stock units were accrued under the V. F. Corporation directors deferred savings plan and are to be settled 100% in cash upon the Reporting Person's retirement.



By:  s/ Roger S. Begelman                                    November 20, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
             Attorney-in-fact


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.